SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934

                                     Technip
                                (Name of Issuer)

               Ordinary Shares, nominal value (euro)3.05 per share
                         (Title of Class of Securities)

                                    878546209
                                 (CUSIP Number)

                                December 16, 2004
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)



CUSIP No. .............................................................878546209

1)  Name of Reporting Person.......................Lehman Brothers Holdings Inc.

     S.S. or I.R.S. Identification No. of Above Person................13-3216325

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power................................................1,698,697*

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power...........................................1,698,697*

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.....1,698,697*

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9......................7.06%*

12)  Type of Reporting Person.................................................HC

*240,428 Shares, or 1.00% of the Class, as of the date of this Statement. See Item 4.




CUSIP No. .............................................................878546209

1) Name of Reporting Person........................Lehman Brothers U.K. Holdings
                                                                 (Delaware) Inc.

     S.S. or I.R.S. Identification No. of Above Person................22-3335453

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization...............................Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power................................................1,698,697*

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power...........................................1,698,697*

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.....1,698,697*

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9......................7.06%*

12)  Type of Reporting Person.................................................CO


*240,428 Shares, or 1.00% of the Class, as of the date of this Statement. See Item 4.




CUSIP No. .............................................................878546209

1) Name of Reporting Person................................Lehman Brothers Spain
                                                                   Holdings Ltd.

     S.S. or I.R.S. Identification No. of Above Person..................26-82326

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization.........................United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power................................................1,698,697*

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power...........................................1,698,697*

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.....1,698,697*

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9......................7.06%*

12)  Type of Reporting Person.................................................OO

*240,428 Shares, or 1.00% of the Class, as of the date of this Statement. See Item 4.



CUSIP No. .............................................................878546209

1)  Name of Reporting Person.........Lehman Brothers Luxembourg Investments Sarl

     S.S. or I.R.S. Identification No. of Above Person.......................N/A

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization.........................United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power................................................1,698,697*

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power...........................................1,698,697*

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.....1,698,697*

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9......................7.06%*

12)  Type of Reporting Person.................................................PN

*240,428 Shares, or 1.00% of the Class, as of the date of this Statement. See Item 4.


CUSIP No. .............................................................878546209

1) Name of Reporting
Person..........................................Lehman Brothers UK Holdings Ltd.

     S.S. or I.R.S. Identification No. of Above Person.......................N/A

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4) Citizenship or Place of Organization...........................United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power................................................1,698,697*

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power...........................................1,698,697*

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.....1,698,697*

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9......................7.06%*

12)  Type of Reporting Person.................................................OO


*240,428 Shares, or 1.00% of the Class, as of the date of this Statement. See Item 4.


CUSIP No. .............................................................878546209

1)  Name of Reporting Person........................Lehman Brothers Holdings Plc

     S.S. or I.R.S. Identification No. of Above Person................52-2038706

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4)   Citizenship or Place of Organization.........................United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power................................................1,698,697*

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power...........................................1,698,697*

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.....1,698,697*

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9......................7.06%*

12)  Type of Reporting Person.................................................OO


*240,428 Shares, or 1.00% of the Class, as of the date of this Statement. See Item 4.



CUSIP No. .............................................................878546209

1) Name of Reporting Person...............Lehman Brothers International (Europe)

     S.S. or I.R.S. Identification No. of Above Person.......................N/A

2)   Check the Appropriate Box if a Member of a Group.................(a)  [   ]
                                                                      (b)  [   ]
3)   SEC Use Only

4) Citizenship or Place of Organization...........................United Kingdom

Number of Shares Beneficially Owned by Each Reporting Person With:

5)   Sole Voting Power................................................1,698,697*

6)   Shared Voting Power.....................................................-0-

7)   Sole Dispositive Power...........................................1,698,697*

8)   Shared Dispositive Power................................................-0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person.....1,698,697*

10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares......[   ]

11)  Percent of Class Represented by Amount in Row 9......................7.06%*

12)  Type of Reporting Person.................................................CO


*240,428 Shares, or 1.00% of the Class, as of the date of this Statement. See Item 4.



Item 1(a).    Name of Issuer:

                  Technip

Item 1(b).    Address of Issuer's Principal Executive Offices:

                  6-8 allee de l'Arche
                  92973 Paris La Defense Cedex
                  France

Item 2(a).    Name of Person(s) Filing:

                  Lehman Brothers Holdings Inc.
                  Lehman Brothers U.K. Holdings (Delaware) Inc.
                  Lehman Brothers Spain Holdings Ltd.
                  Lehman Brothers Luxembourg Investments Sarl
                  Lehman Brothers UK Holdings Ltd.
                  Lehman Brothers Holdings Plc
                  Lehman Brothers International (Europe)

Item 2(b).    Address of Principal Business Office:

                  Lehman Brothers Holdings Inc.
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers U.K. Holdings (Delaware) Inc.
                  745 Seventh Avenue
                  New York, New York 10019

                  Lehman Brothers Spain Holdings Ltd.
                  25 Bank Street
                  London, E14 5LE England

                  Lehman Brothers Luxembourg Investments Sarl
                  7, Val Sainte-Croix
                  L-1371 Luxembourg

                  Lehman Brothers UK Holdings Ltd.
                  25 Bank Street
                  London, E14 5LE England

                  Lehman Brothers Holdings Plc
                  25 Bank Street
                  London, E14 5LE England

                  Lehman Brothers International (Europe)
                  25 Bank Street
                  London, E14 5LE England



Item 2(c).    Citizenship or Place of Organization:

                  Lehman Brothers Holdings Inc. ("Holdings") is a corporation organized under the laws of the State of Delaware.

                  Lehman Brothers U.K. Holdings (Delaware) Inc.
                  ("LB UK Holdings") is a corporation organized under the laws of the State of Delaware.

                  Lehman Brothers Spain Holdings Ltd. ("LB Spain Ltd.") is a limited liability company organized under the laws of the United Kingdom.

                  Lehman Brothers Luxembourg Investments Sarl ("LB Lux Sarl") is a limited liability partnership organized under the laws of Luxembourg.

                  Lehman Brothers UK Holdings Ltd. ("LB UK Ltd.") is a limited liability company organized under the laws of the United Kingdom.

                  Lehman Brothers Holdings Plc ("LBH Plc") is a public limited company organized under the laws of the United Kingdom.

                  Lehman Brothers International (Europe) ("LBIE") is a corporation organized under the laws of the United Kingdom.


Item 2(d).    Title of Class of Securities:

                  Ordinary Shares, nominal value (euro)3.05 per share

Item 2(e).    CUSIP Number:

                  878546209

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

              (a) [ ] A broker or dealer under Section 15 of the 1934 Act
              (b) [ ] A bank as defined in Section 3(a)(6) of the 1934 Act
              (c) [ ] An insurance company as defined in Section 3(a)(19) of the
                      1934 Act
              (d) [ ] An investment company registered under Section 8 of the
                      Investment Company Act of 1940
              (e) [ ] An investment advisor in accordance with Rule 13d-1(b)(1)
                      (ii)(E)
              (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)
              (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)
              (h) [ ] A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act
              (i) [ ] A church plan that is excluded from the definition of investment company under Section 3(c)(14)Of the Investment Company Act of 1940
              (j) [ ] A group, in accordance with Rule 13d-1(b)(1)(ii)(J)


Item 4.       Ownership

(a)      Amount Beneficially Owned

         1,698,697 Ordinary Shares*

(b)      Percent of Class:

         7.06% of the outstanding Ordinary Shares (6.79% of the voting rights on outstanding Ordinary Shares)*

(c)      Number of shares as to which the person has:

        (i) sole power to vote or to direct the vote

         1,698,697 Ordinary Shares*

        (ii) shared power to vote or to direct the vote

         -0-

        (iii) sole power to dispose or to direct the disposition

         1,698,697 Ordinary Shares*

        (iv) shared power to dispose or to direct the disposition

        -0-

                  * On December 16, 2004, LBIE acquired 1,698,114 Ordinary Shares. On December 16, 2004, LBIE disposed of 1,458,269 Ordinary Shares. As of the date of this statement, LBIE beneficially owns 240,428 Ordinary Shares, or 1.00% of the outstanding Ordinary Shares (0.96% of the voting rights on outstanding Ordinary Shares).


Item 5.       Ownership of Five Percent or Less of a Class

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.       Ownership of More than Five Percent on Behalf of Another Person

                  Not Applicable

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company or Control Person

                  LBIE is the actual owner of the Ordinary Shares reported herein. LBIE is a wholly-owned subsidiary of LBH Plc, which is a wholly-owned subsidiary of LB UK Ltd., which is a wholly-owned subsidiary of LB Lux Sarl, which is a wholly-owned subsidiary of LB Spain Ltd., which is a wholly-owned subsidiary of LB UK Holdings, which is a wholly-owned subsidiary of Holdings.

                  Under the rules and regulations of the Securities and Exchange Commission, Holdings, LB UK Holdings, LB Lux Sarl, LB Spain Ltd., LB UK Ltd. and LBH Plc may be deemed to be the beneficial owners of the Ordinary Shares owned by LBIE.

Item 8.       Identification and Classification of Members of the Group

                  Not Applicable


Item 9.       Notice of Dissolution of Group

                  Not Applicable


Item 10.      Certification

[ ] By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[X] By signing below I hereby certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Dated: December 23, 2004

LEHMAN BROTHERS HOLDINGS INC.


By:   /s/ Barrett S. DiPaolo
      Name:  Barrett S. DiPaolo
      Title: Vice President


LEHMAN BROTHERS U.K. HOLDINGS (DELAWARE) INC.


By:   /s/ Barrett S. DiPaolo
      Name:  Barrett S. DiPaolo
      Title: Authorized Signatory


LEHMAN BROTHERS UK HOLDINGS LTD.


      By: /s/ Barrett S. DiPaolo
      Name:  Barrett S. DiPaolo
      Title: Authorized Signatory


LEHMAN BROTHERS HOLDINGS PLC


By: /s/ Barrett S. DiPaolo
    Name:  Barrett S. DiPaolo
    Title: Authorized Signatory


LEHMAN BROTHERS INTERNATIONAL (EUROPE)


By: /s/ Barrett S. DiPaolo
    Name:  Barrett S. DiPaolo
    Title: Authorized Signatory


                       EXHIBIT A - JOINT FILING AGREEMENT

         The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) (1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Dated: December 23, 2004

LEHMAN BROTHERS HOLDINGS INC.


By: /s/ Barrett S. DiPaolo
    Name:  Barrett S. DiPaolo
    Title: Vice President


LEHMAN BROTHERS U.K. HOLDINGS (DELAWARE) INC.


By: /s/ Barrett S. DiPaolo
    Name:  Barrett S. DiPaolo
    Title: Authorized Signatory


LEHMAN BROTHERS UK HOLDINGS LTD.


By:   /s/ Barrett S. DiPaolo
      Name:  Barrett S. DiPaolo
      Title: Authorized Signatory


LEHMAN BROTHERS HOLDINGS PLC


By: /s/ Barrett S. DiPaolo
    Name:  Barrett S. DiPaolo
    Title:    Authorized Signatory


LEHMAN BROTHERS INTERNATIONAL (EUROPE)


By: /s/ Barrett S. DiPaolo
    Name:  Barrett S. DiPaolo
    Title: Authorized Signatory